CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



         We have issued our report dated January 14, 2000 accompanying the consolidated financial statements included in the 1999 Annual Report to Shareholders which is incorporated by reference in the Annual Report of First Colonial Group, Inc. and Subsidiaries on Form 10-K for the year ended December 31, 1999. We hereby consent to the incorporation by reference of said report in the Registration Statementsof First Colonial Group, Inc. and Subsidiaries on Form S-3 (File No. 33-21126, effective July 6, 1989) and on Form S-8 (File No. 33-84400, effective September 17, 1994).






/S/ GRANT THORNTON LLP
Philadelphia, Pennsylvania
March 27, 2000